THIRD AMENDMENT AND WAIVER

THIRD AMENDMENT AND WAIVER (this "Amendment"), dated as of July 23, 2003, among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the "Borrower"), the lending institutions from time to time party to the Credit Agreement referred to below (the "Lenders") and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), as Administrative Agent (in such capacity, the "Administrative Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of May 9, 2001 (as amended, modified and/or supplemented to, but not including, the date hereof, the "Credit Agreement"); and

WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend the Credit Agreement, and waive certain Events of Default that have arisen under the Credit Agreement, in each case as herein provided;

NOW, THEREFORE, it is agreed:

  Amendments to Credit Agreement.

    Section 4.02(e) of the Credit Agreement is hereby amended by inserting the following new parenthetical immediately following the text "from Asset Sales in any fiscal year of the Borrower" appearing in the first proviso to said Section 4.02(e):

    "(other than cash proceeds received from the Specified Asset Sales which shall be applied as provided above in this Section 4.02(e) without regard to this proviso)".

    Section 9.02 of the Credit Agreement is hereby amended by (i) deleting the first parenthetical appearing in clause (v) thereof and inserting the following new parenthetical in lieu thereof:

    "(other than (i) the capital stock or other equity interests of any Wholly-Owned Subsidiary unless all of the capital stock or other equity interests are sold in accordance with this clause (v) and (ii) assets permitted to be sold pursuant to the Specified Asset Sales)",

    (ii) deleting the word "and" appearing at the end clause (xvii) of said Section 9.02, (iii) deleting the period appearing at the end of clause (xviii) of said Section 9.02 and inserting the text "; and" in lieu thereof and (iv) inserting the following new clause (xix) immediately following clause (xviii) of said Section 9.02:

    "(xix) the Borrower and its Subsidiaries may consummate the Specified Asset Sales so long as (x) each such sale is in an arm's-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (y) the total consideration received by the Borrower or such Subsidiary is 100% cash (as well as the assumption of liabilities by the purchaser of the respective assets subject to such Specified Asset Sale) which is paid (and assumed) at the time of the closing of each such sale, subject to any applicable post-closing purchase price adjustment, and (z) the Net Sale Proceeds therefrom are applied as required by Section 4.02(e).".

    Section 9.08 of the Credit Agreement is hereby amended by deleting the table appearing in said Section 9.08 in its entirety and inserting the following new table in lieu thereof:

"Fiscal Quarter Ending	Ratio
June 30, 2003	2.00:1.00
September 30, 2003	2.00:1.00
December 31, 2003	2.00:1.00
March 31, 2004	2.00:1.00
June 30, 2004	2.00:1.00
September 30, 2004	2.00:1.00
December 31, 2004	2.00:1.00
March 31, 2005	2.00:1.00
June 30, 2005	2.00:1.00
September 30, 2005	2.25:1.00
December 31, 2005	2.25:1.00
March 31, 2006	2.25:1.00
June 30, 2006	2.25:1.00
September 30, 2006	2.50:1.00
December 31, 2006	2.50:1.00
March 31, 2007	3.00:1.00".

    Section 9.09 of the Credit Agreement is hereby amended by deleting the text of said Section 9.09 in its entirety and inserting the following new text in lieu thereof:

    "9.09 [Intentionally omitted]".

    Section 9.10 of the Credit Agreement is hereby amended by deleting the date "December 30, 2003" appearing in the table thereof and inserting the date "September 29, 2004" in lieu thereof.

    Section 9.11 of the Credit Agreement is hereby amended by deleting the table appearing in said Section 9.11 in its entirety and inserting the following new table in lieu thereof:

"Period	Ratio
June 30, 2003 through and including March 30, 2004	5.75:1.00
March 31, 2004 through and including June 29, 2004	5.50:1.00
June 30, 2004 through and including September 29, 2004	5.25:1.00
September 30, 2004 through and including December 30, 2004	5.00:1.00
December 31, 2004 through and including June 29, 2005	4.75:1.00
June 30, 2005 through and including September 29, 2005	4.50:1.00
September 30, 2005 through and including December 30, 2005	4.25:1.00
December 31, 2005 through and including March 30, 2006	4.00:1.00
March 31, 2006 through and including June 29, 2006	3.75:1.00
June 30, 2006 through and including December 30, 2006	3.50:1.00
Thereafter	3.00:1.00".

    Section 9.12 of the Credit Agreement is hereby amended by deleting said Section 9.12 in its entirety and inserting the following new Section 9.12 in lieu thereof:

    "9.12 Minimum Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower (commencing with the Borrower's fiscal quarter ended on June 30, 2003) to be less than 1.25:1.0.".

    The definition of "Applicable Commitment Commission Percentage" and "Applicable Margin" appearing in Section 11.01 of the Credit Agreement is hereby amended by (i) deleting the text "or Level 4" appearing in the second parenthetical of said definition and inserting the text ", Level 4 or Level 5" in lieu thereof, (ii) deleting each reference to the text "Level 4" appearing in the provisos to said definition and inserting the text "Level 5" in lieu thereof, (iii) deleting the final sentence of said definition and inserting the following new sentence in lieu thereof:

    "Notwithstanding anything to the contrary contained in this definition, Level 5 pricing (as adjusted by any Applicable Pricing Adjustment) shall apply for the period from the Third Amendment Effective Date to the date of the delivery of the Borrower's financial statements (and related officer's certificate) in respect of its fiscal quarter ending September 30, 2003.", and (iv) deleting the pricing grid appearing in said definition and inserting the following new pricing grid in lieu thereof:

"Level	Consolidated Total Leverage Ratio	A Term Loans and Revolving Loans maintained as Base Rate Loans and Swingline Loans	A Term Loans and Revolving Loans maintained as Euro Rate Loans	B Term Loans maintained as Base Rate Loans	B Term Loans maintained as Eurodollar Loans	Applicable Commitment Commission Percentage
1	Less than 2.00:1.00	1.000%	2.000%	1.750%	2.750%	0.250%
2	Greater than or equal to 2.00:1.00 but less than or equal to 2.50:1.00	1.250%	2.250%	1.875%	2.875%	0.250%
3	Greater than 2.50:1.00 but less than or equal to 3.00:1.00	1.500%	2.500%	1.875%	2.875%	0.375%
4	Greater than 3.00:1.00 but less than or equal to 4.50:1.00	1.625%	2.625%	1.875%	2.875%	0.500%
5	Greater than 4.50:1.00	1.875%	2.875%	2.125%	3.125%	0.500%".

    The definition of "Applicable Pricing Adjustment" appearing in Section 11.01 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (i) of the last paragraph of said definition and (ii) inserting the following new clause (iii) immediately following clause (ii) of the last paragraph of said definition:

    " and (iii) notwithstanding anything to the contrary contained in this definition, at any time that Level 5 pricing applies pursuant to the pricing grid set forth in the definition of "Applicable Commitment Commission Percentage" and "Applicable Margin", the Applicable Pricing Adjustment set forth in clause (B) above shall be 0.".

    The definition of "Consolidated EBITDA" appearing in Section 11.01 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (i) of said definition and inserting a comma in lieu thereof and (ii) inserting the following new clause (iii) immediately following clause (ii) of said definition:

    "and (iii) up to (A) $16,600,000 of one-time charges incurred in the Borrower's fiscal quarter ended June 30, 2003 (or, in the case of up to $2,000,000 of the charges referred to in succeeding clause (z), incurred after March 31, 2003 and on or prior to the Borrower's fiscal quarter ending March 31, 2004) to the extent that same were deducted in arriving at Consolidated Net Income for such fiscal quarter, of which, however, (w) no more than $2,800,000 shall be charges associated with the consolidation of the Borrower's boom truck production with its mobile telescopic crane production, (x) no more than $4,300,000 shall be charges associated with the Borrower's write-down of (I) the assets comprising its aerial work platform business in France, Germany and the United States in anticipation of the sale of same and (II) the assets comprising the Borrower's in-house crane distribution operation in anticipation of the sale of same, (y) no more than $6,000,000 shall be charges associated with the write-down of idle real estate located in France, Germany and the United States and certain related equipment in anticipation of the sale of same and (z) no more than $3,500,000 shall be charges associated with (I) additional personnel reductions relating to the Borrower's crane operations and (II) the consolidation of the operations of Multiplex Company, Inc. and the transfer of ice production from Italy to China and (B) an additional $1,000,000 in the aggregate of one-time charges of the types described, and incurred within the time periods described, in preceding sub-clause (A) to the extent that same were deducted in arriving at Consolidated Net Income for the relevant fiscal quarter and not otherwise added back to Consolidated EBIT pursuant to such sub-clause (A)".

    Section 11.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

    "Specified Asset Sales" shall mean the sale of (i) the capital stock of the Subsidiary or Subsidiaries of the Borrower that own, or the assets associated with, the Borrower's aerial work platform business in France, Germany and the United States and (ii) all of the capital stock of, or all or substantially all of the assets of, North Central Crane & Excavator Sales Corp.

    "Third Amendment" shall mean the Third Amendment and Waiver to this Agreement, dated as of July 23, 2003.

    "Third Amendment Effective Date" shall have the meaning provided in the Third Amendment.

    The Lenders hereby waive any Default or Event of Default that has arisen under the Credit Agreement solely as a result of the Borrower's failure to be in compliance with (i) Sections 9.08 and 9.09 of the Credit Agreement for the Test Period ended on June 30, 2003 (as such Sections were in effect prior to giving effect to this Amendment) and (ii) Section 9.11 of the Credit Agreement for the period from June 30, 2003 through the Third Amendment Effective Date (as hereinafter defined) (as such Section was in effect prior to giving effect to this Amendment).

  Miscellaneous Provisions.

    In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that:

    (a) no Default or Event of Default exists on and as of the Third Amendment Effective Date, after giving effect this Amendment; and

    (b) all of the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Third Amendment Effective Date, after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the Third Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

    This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

    This Amendment shall become effective on the date (the "Third Amendment Effective Date") when each of the Borrower and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at its Notice Office.

    The Borrower hereby covenants and agrees, so long as the Third Amendment Effective Date occurs, to pay to each Lender which has executed and delivered to the Administrative Agent (or its designee) a counterpart hereof by the later to occur of (x) 5:00 P.M. (New York time) on July 23, 2003 and (y) 5:00 P.M. (New York time) on the Third Amendment Effective Date (such later date, the "Outside Date"), a non-refundable cash amendment fee equal to 0.25% of the sum of (x) its Revolving Loan Commitment as in effect on the Third Amendment Effective Date and (y) the aggregate outstanding principal amount of its Term Loans on the Third Amendment Effective Date, which fee shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter and shall be paid by the Borrower to the Administrative Agent for distribution to the applicable Lenders on the second Business Day following the Outside Date.

    From and after the Third Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

THE MANITOWOC COMPANY, INC.

By /s/ Carl Laurino
Title: Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), Individually and as Administrative Agent

By /s/ Diane F. Rolfe
Title: Vice-President

[NAME OF FINANCIAL INSTITUTION]

By
Title: